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                                  EXHIBIT 99.3


        Press release regarding appointment of Harvey A. Wagner dated
                                April 23, 1998
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                                                                    EXHIBIT 99.3

           [LETTERHEAD OF PREMIERE TECHNOLOGIES, INC. APPEARS HERE]



FOR IMMEDIATE RELEASE                                  CONTACT:
                                                       Marcia H. Scott
                                                       V.P. Communications
                                                       Premiere Technologies
                                                       404-262-8462

             PREMIERE APPOINTS HARVEY A. WAGNER AS EVP FINANCE AND
                  ADMINISTRATION AND CHIEF FINANCIAL OFFICER

               Scientific Atlanta Sr. VP Finance and CFO to Join
                        Premiere Senior Management Team

     ATLANTA, April 23, 1998 Premiere Technologies Inc., (NASDAQ:PTEK; ERROR! REFERENCE SOURCE NOT FOUND.) today announced the appointment of high technology industry veteran Harvey A. Wagner, 57, to the newly-created post of Executive Vice President Finance and Administration and Chief Financial Officer, Wagner will report directly to Premiere Chairman and CEO Boland T. Jones and will oversee all financial and administrative activities at the company effective May 4, Patrick Jones who has held the position of Senior Vice President of Finance and Legal will continue as Premier's Senior Vice President, Chief Legal Officer and Corporate Secretary.

     Wagner currently serves as Senior Vice President, Finance, Chief Financial Officer and Treasurer of Scientific-Atlanta, a post he has held since June 1994. His more than 30-year career includes senior financial positions with high technology companies including Computervision, Fairchild Semiconductor, GTE and American Microsystems.

     "Filling this position with a professional of Harvey's caliber and vast financial experience reflects Premiere's commitment to attracting seasoned executives to execute our strategy of aggressive internal growth coupled with strategic mergers and acquisitions," said Jones. "The first class management team we have attracted will help us achieve our goal of becoming the leading provider of enhanced communications services through both the Internet and the telephone."

     Wagner is a member of the University of Miami's President's Council, the Executive Advisory Board of the Wharton School of Business and the Financial Executives Institute. The Atlanta resident is also a founding board member and executive vice president of The Wellness Community-Atlanta and sits on the board of directors of the Unicco Service Company.
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                                        (more)

HARVEY A. WAGNER JOINS PREMIERE - ADD ONE

     Atlanta-based Premiere Technologies is a leading provider of the enhanced communications services that business professionals rely on every day. The company does this by integrating the Internet with voice mail, fax, e-mail, conference calling and mobile communications. Premiere is the first single-source provider and integrator of all these communications services through both the Internet and the telephone. The company was founded in 1991 and employs more than 2,200 communications professionals around the world.


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